Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-108735 and No. 333-102946 of Merchants and Manufacturers Bancorporation, Inc. of our reports dated March 4, 2005, on the consolidated financial statements of Merchants and Manufacturers Bancorporation, Inc., management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which appear in this 2004 Annual Report on Form 10-K.

/s/ McGladrey & Pullen, LLP

Madison, Wisconsin
March 15, 2005